Exhibit 99.1

Investor Contact:

ICR

John Mills

Senior Managing Director

310-954-1105

Limoneira Announces Acquisition of Associated Citrus Packers

Acquisition Consists of 1,300 Acres of Agricultural Property and Expected to be

Accretive to Earnings in Fiscal Years 2013 and 2014

Santa Paula, CA., September 9, 2013 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, announced today that it has completed the acquisition of Associated Citrus Packers, Inc. (“ACP”), a privately owned Arizona corporation for approximately $18.6 million. The purchase price was paid with the issuance of approximately 705,000 unregistered shares of Limoneira common stock with a value of $16.0 million, $1.0 million in cash and the repayment of $1.6 million in ACP’s long term debt. ACP will be a wholly owned subsidiary of Limoneira, and several members of ACP’s senior management will remain an important part of the management of the combined organization. ACP owns approximately 1,300 acres of property located in Yuma, Arizona, comprised of approximately 950 acres of productive lemon orchards, 350 acres of other crops and facilities and access to the Colorado River for crop irrigation.

The Yuma, Arizona lemon crop typically harvests and sells beginning September and may continue through February. Limoneira procured, packed and sold ACP’s lemons and the lemons of certain other Yuma area lemon growers during the 2012 / 2013 season. A total of 745,000 cartons of lemons were sold during the period September 2012 to February 2013, including 355,000 cartons harvested by ACP. A similar volume of lemons is anticipated to be sold during the 2013 / 2014 season. The acquisition of ACP is expected to generate additional agribusiness operating profit for Limoneira during the 4th quarter of fiscal year 2013 and first quarter of fiscal year 2014 versus last year due to larger profit margins on lemons grown on Limoneira orchards compared to lemons that are procured from third party growers.

“We are very excited to bring Associated Citrus Packers into the Limoneira family,” said Alex Teague, Senior Vice President of Limoneira. “The high quality of the fruit that ACP added to our year round supply chain has been instrumental to our customers and packing operations growing success.  The ability to supply our customers on a year round basis domestically and abroad is vital in today’s marketplace.  We are confident that this fruit adds to not only our bottom line, but that of our customers as well.”

Harold Edwards, the Company’s President and Chief Executive Officer, added, “This acquisition is in-line with Limoneira’s long-term growth strategy to expand our portfolio of quality citrus acreage. We are very pleased that several members of Associated Citrus Packers will be joining the Limoneira team following the acquisition, and we are confident that ACP will be an important contributor to our top and bottom line growth. We continue to see a strong pipeline of additional acquisition opportunities and look forward to further expanding our business through acquisitions as well as organic growth in coming years. We expect this acquisition to be accretive to our earnings in fiscal years 2013 and 2014.”

Mark Spencer, former Chief Executive Officer of ACP, stated, “Since we entered into the agreement with Limoneira last year to pack and market our lemons, we have been extremely pleased with their operational expertise. Their strong reputation in the marketplace is well deserved and highlighted by their dedication to food safety and sustainability. We are excited to join their company and continue a successful relationship.”

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 9,500 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods. Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings, which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.